Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Andrew Blanchard

Investor Relations

Tel 978.370.2425

investorrelations@teradyne.com

Teradyne Announces CEO Succession

NORTH READING, Mass. – November 13, 2013 – The Teradyne (NYSE: TER) Board of Directors today named Mark E. Jagiela to succeed Michael A. Bradley as CEO effective January 31, 2014. Mr. Jagiela will join the Board of Directors on the same date.

Mr. Jagiela is currently the Company’s President and a 31-year veteran of Teradyne. Prior to his promotion to Company President in 2012, he was President of the Semiconductor Test Division, Teradyne’s largest operating unit. He began his career as a semiconductor test system design engineer and has held a variety of senior management roles in his career, including General Manager of Teradyne’s Japan Division.

Mr. Bradley, who will retire as the Company’s CEO effective January 31, 2014, will continue as a Director of the Company.

“Mike has done an excellent job guiding Teradyne through unprecedented changes in the electronics business and leaves the company on a very solid foundation,” said Teradyne Chairman, Albert Carnesale. “Under Mike’s leadership, the company transformed its operating model, integrated three major acquisitions which expanded its served market by over 30 percent, and delivered the best multiyear financial performance in the company’s history. As Mark takes the reins, Teradyne’s core test businesses are more competitive and financially stronger than ever. Mark’s technical background, broad understanding of the business, and strong leadership skills have prepared him well to drive Teradyne’s future growth.”

“Teradyne’s long history of innovation, responsiveness, and customer focus has put us at the front of the test industry for over 50 years,” said Mr. Jagiela. “I am excited to build on that history while leading an incredibly talented team of Teradyne employees forward to our next round of growth.”

About Teradyne

Teradyne (NYSE:TER) is a leading supplier of Automatic Test Equipment used to test semiconductors, wireless products, data storage and complex electronic systems which serve consumer, communications, industrial and government customers. In 2012, Teradyne had sales of $1.66 billion and currently employs approximately 3,700 people worldwide. For more information, visit www.teradyne.com. Teradyne(R) is a registered trademark of Teradyne, Inc. in the U.S. and other countries.

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